As filed with the Securities and Exchange Commission on August 3, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BlackRock, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0380803
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 East 52nd Street

New York, New York 10022

(Address of principal executive offices)

The PNC Financial Services Group, Inc. Incentive Savings Plan

(Full title of the plan)

Robert P. Connolly

Managing Director, General Counsel and Secretary

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Tel.: (212) 810-5300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common stock, par value $0.01 per share(2)	15,000	$128.85	$1,932,750	$207

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of class A common stock.
(2)	Represents the number of shares of class A common stock issuable under The PNC Financial Services Group, Inc. Incentive Savings Plan.
(3)	Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of BlackRock, Inc. class A common stock as reported by the New York Stock Exchange on July 31, 2006.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 15,000 shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of BlackRock, Inc. (the “Company”) that may be issued pursuant to The PNC Financial Services Group, Inc. Incentive Savings Plan, as amended (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006; the Company’s Current Reports on Form 8-K dated January 10, 2006, February 22, 2006, February 24, 2006, March 29, 2006, May 24, 2006, July 13, 2006 and August 2, 2006; and

(c) The description of the Common Stock contained in the Registration Statement on Form 8-A, dated September 15, 1999, filed with the SEC by the Company to register such securities under the Securities Exchange Act of 1934 as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Item 6. Indemnification of Directors and Officers.

The amended and restated certificate of incorporation of the Company provides that, to the fullest extent permitted by the Delaware General Corporation Law, none of the directors of the Company will be liable to the Company or its stockholders for monetary damages for the breach of his or her fiduciary duty as a director. Under the Delaware General Corporation Law, this provision does not eliminate or limit the liability of any director if a judgment or other final adjudication establishes that his or her acts or omissions constituted a breach of his or her duty of loyalty to the Company or the stockholders of the Company or were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained a material profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 174 of the Delaware General Corporation Law.

As a result of this provision, the Company and the stockholders of the Company may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

The amended and restated bylaws of the Company provide that the Company will indemnify, to the maximum extent permitted by Delaware law, any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership or other enterprise. The amended and restated bylaws provide that indemnification will be from and against expenses, liabilities, losses, judgments, fines and amounts paid in settlement by the director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Stockholders Agreement, dated September 30, 1999, by and among the Registrant, PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.) and certain employees of the Registrant and its affiliates (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-78367), as amended, originally filed with the Securities and Exchange Commission on May 13, 1999).

4.2	Amendment No. 1 to the Amended and Restated Stockholders Agreement, dated October 10, 2002, by and among the Registrant, PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.) and certain employees of the Registrant and its affiliates (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-15305), for the quarter ended September 30, 2002).

4.3	Initial Public Offering Agreement, dated September 30, 1999, among the Registrant, The PNC Financial Services Group, Inc., formerly PNC Bank Corp. and PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.) (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-78367), as amended, originally filed with the Securities and Exchange Commission on May 13, 1999).

4.4	Amendment No. 1 to the Initial Public Offering Agreement, dated October 10, 2002, among The PNC Financial Services Group, Inc., PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.) and the Registrant (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-15305), for the quarter ended September 30, 2002).

4.5	Specimen Class A Common Stock Certificate (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-78367), as amended, originally filed with the Securities and Exchange Commission on May 13, 1999).

4.6	Registration Rights Agreement, dated as of February 23, 2005, between the Registrant and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein, relating to the 2.625% Convertible Debentures due 2035 (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K, Commission File No. 001-15305) for the year ended December 31, 2004.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

Item 9. Undertakings.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on August 3, 2006.

BLACKROCK, INC.

By:	/s/ Robert P. Connolly
Name:	Robert P. Connolly
Title:	Managing Director and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence D. Fink Ralph L. Schlosstein, Steven E. Buller and Robert P. Connolly, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign the registration statement on Form S-8 to be filed in connection with the offerings of ordinary shares of BlackRock, Inc. and any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Laurence D. Fink Laurence D. Fink	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2006

/s/ Steven E. Buller Steven E. Buller	Managing Director and Chief Financial Officer (Principal Financial Officer)	August 3, 2006

/s/ Joseph Feliciani, Jr. Joseph Feliciani, Jr.	Managing Director (Principal Accounting Officer)	August 3, 2006

/s/ William O. Albertini William O. Albertini	Director	August 3, 2006

/s/ William S. Demchak William S. Demchak	Director	August 3, 2006

/s/ Dennis D. Dammerman Dennis D. Dammerman	Director	August 3, 2006

/s/ Kenneth B. Dunn Kenneth B. Dunn	Director	August 3, 2006

/s/ Murry S. Gerber Murry S. Gerber	Director	August 3, 2006

/s/ David H. Komansky David H. Komansky	Director	August 3, 2006

/s/ William C. Mutterperl William C. Mutterperl	Director	August 3, 2006

/s/ Frank T. Nickell Frank T. Nickell	Director	August 3, 2006

/s/ Thomas H. O’Brien Thomas H. O’Brien	Director	August 3, 2006

/s/ Linda Gosden Robinson Linda Gosden Robinson	Director	August 3, 2006

/s/ James E. Rohr James E. Rohr	Director	August 3, 2006

/s/ Ralph L. Schlosstein Ralph L. Schlosstein	Director	August 3, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Stockholders Agreement, dated September 30, 1999, by and among the Registrant, PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.) and certain employees of the Registrant and its affiliates (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-78367), as amended, originally filed with the Securities and Exchange Commission on May 13, 1999).

4.2	Amendment No. 1 to the Amended and Restated Stockholders Agreement, dated October 10, 2002, by and among the Registrant, PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.) and certain employees of the Registrant and its affiliates (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-15305), for the quarter ended September 30, 2002).

4.3	Initial Public Offering Agreement, dated September 30, 1999, among the Registrant, The PNC Financial Services Group, Inc., formerly PNC Bank Corp. and PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.) (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-78367), as amended, originally filed with the Securities and Exchange Commission on May 13, 1999).

4.4	Amendment No. 1 to the Initial Public Offering Agreement, dated October 10, 2002, among The PNC Financial Services Group, Inc., PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.) and the Registrant (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-15305), for the quarter ended September 30, 2002).

4.5	Specimen Class A Common Stock Certificate (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-78367), as amended, originally filed with the Securities and Exchange Commission on May 13, 1999).

4.6	Registration Rights Agreement, dated as of February 23, 2005, between the Registrant and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein, relating to the 2.625% Convertible Debentures due 2035 (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K, Commission File No. 001-15305) for the year ended December 31, 2004.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).